LICENSEE AGREEMENT

This Licensee Agreement ("**Agreement**") is entered into 0 1 OCT 2018 (the "**Effective Date**") between

Select-TV Solutions Sdn. Bhd., located at 873A&B, Taman Kok Lian, Batu 5, Jalan Ipoh, 51200 Kuala Lumpur, Malaysia, ("**Select-TV**").

AND

Orlana Technologies Inc., located at 550 Chemin du Golf Suite 202, Ile des Soeurs Quebec, H2E 1A8 ("**Licensee**").

Whereas, Select-TV markets and sells interactive entertainment systems comprising hardware and software to the Licensee and customers;

Whereas, the Licensee markets and sells the Products and Services to customers; and

Whereas, Select-TV and the Licensee have determined that it is in their mutual benefit for the Licensee to market and sell the Products as set forth more fully below;

Now, therefore, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. DEFINITIONS

A. **"*Confidential Information*"** means any and all trade secrets, proprietary or confidential information that are owned by a party and/or reasonably considered by it to be confidential, that a party has disclosed to the other party prior to the Effective Date, or that a party may disclose to the other party on or after the Effective Date. Confidential Information shall be deemed to include, but not be limited to, this Agreement. The following will not constitute Confidential Information: (a) information already in the receiving party's possession as a matter of record prior to the Effective Date that was not disclosed to the receiving party by the other party to this Agreement; (b) information independently developed by the receiving party as a matter of record; (c) information obtained from a third party who, insofar as is known to the receiving party, is not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation to the disclosing party; and (d) information which is or which becomes generally available to the public other than as a result of disclosure by the receiving party.

B. **"*Select-TV HiTV*"** means the Select-TV's Hospitality Interactive TV software and hardware owned by Select-TV, any related updates or upgrades, and related documentation.

C. **"*EMAGINE*"** means the EMAGINE Home IPTV software and hardware owned by Select-TV, any related updates or upgrades, and related documentation.

D. **"*Effective Date*"** means the date of execution of this Agreement.

E. **"*Estimator Tool*"** means the latest product pricing calculation tool provided by Select-TV to the Licensee.

F. **"*Intellectual Property Rights*"** means all intellectual property rights protected by law throughout the world, including all copyrights, copyright registrations and applications, database rights, trademark rights (including trade dress), trademark registrations and applications, patent rights, patent applications (including the right to claim priority under applicable international conventions) and all patents issuing thereon, industrial property rights, inventions (whether or not patentable), together with all utility and design, know-how, specifications, trade names, mask-work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill, and other intellectual and industrial property rights, as may exist now and hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the Malaysia or of any other state, country or jurisdiction.

G. **"*Opportunity*"** means a unique prospective sale to customer. There may be multiple Opportunities within each customer. Each Opportunity is considered distinct by specific designation of the customer, number of units to be sold, project name, or other distinguishing characteristic within the customer organization.

H. **"*Opportunity Registration*"** means a submission of information regarding an Opportunity that is made by the Licensee to Select-TV via email, letter or online as set out in Exhibit 1.

I. **"*Products*"** means the Select-TV HiTV and EMAGINE and associated hardware, and Third Party Software offered by Select-TV, as described and updated from time to time by Select-TV on its web site.

J. **"*Product Improvements*"** means enhancements

to Products made by or on behalf of Licensee or made available to Licensee through third-party agreements that address requirements of Licensee's target markets.

K. *"Licensee"* means an entity or person granted an exclusive right by Select-TV, subject to the provisions of this Agreement, to (a) market and sell the Products to customers in the Territory and provide related Services; (b) make enhancements to the Products, provided that those enhancements are also made available to Licensor through a cross-licensing agreement.

L. *"Services"* means installation, network integration, integration with related systems (e.g., servers, backup, etc.) and other support services to be provided by the Licensee to its customers associated with its sales of the Products.

M. *"Technical Support"* means the standard support offered by Select-TV to its customers, as described and updated from time to time by Select-TV on its web site.

N. *"Territory"* means geographic and/or prospective customer market area defined in Exhibit 1.

O. *"Third Party Software"* means all software owned by third parties that is supplied under this Agreement.

II. OBLIGATIONS OF THE PARTIES

A. **Licensee's Obligations.** Select-TV hereby appoints the Licensee, and the Licensee agrees to act as, a Licensee. As the Licensee, the obligations include the followings:

1. Actively engage in the marketing and selling of the Products in the Territory;

2. Comply with Select-TV's written quality standards regarding sales, which Select-TV may modify from time to time;

3. Comply with all marking requirements, including but not limited to patent, copyright, trademark, and confidentiality notices, issued by Select-TV from time to time;

4. Appoint capable and qualified marketing and sales personnel and ensure they are knowledgeable of the specifications, features, and advantages of the Products, and the proper demonstration, use, and sale of the Products;

5. In the exclusive territories indicated in Exhibit 1, the Licensee shall not during the Term and for a period of two (2) years after the termination hereof whether alone or jointly and whether directly or indirectly by concerned or interested in the, marketing, distribution or sale of any competing third-party products (i.e., not originating with Licensee) which are similar to or competitive with the Products or which perform the same or similar functions, unless the termination was caused by the non-performance of Select-TV in its obligations (this sub-clause shall survive the termination of this Agreement). This prohibition does not apply to new products developed by Licensee and offered preferentially to Select-TV.

6. Appoints any sub-Licensee or agent to perform such obligations without the consent of Select-TV (which consent shall not be unreasonably withheld);

7. Provide Select-TV with all information in the possession of the Licensee necessary to support Select-TV to ensure that the Products comply with the local laws and regulations and promptly advise Select-TV of any change or proposed change thereto;

8. Submit and update on monthly basis the status and information regarding the Opportunity that is being registered via email, letter or online as set out in Exhibit 1 or as and when requested by Select-TV.

9. Manage all Customers engaged by Licensee including but not limited to regular communication with Customer, obtain feedbacks from Customer and provide updates to Customer based on information released by Select-TV.

10. Submit invoices to Customer on behalf of Select-TV and perform reconciliation of invoices with Customer.

11. Collection of payment for invoiced monies from Customer and ensures monies are received by Select-TV.

12. Licensee shall be allowed to assign this agreement to a joint venture company of its choosing with the approval from Select-TV.

B. **Select-TV's Obligations.** Select-TV shall:

1. Make available promptly design and art work of advertisements, brochures, and other sales aids for the Licensee's use;

2. Provide the Licensee with sales training and technical training as outlined in Exhibit 1 with the Licensee responsible for all travel-related expenses;

3. Provide Technical Support to the Licensee's customers and Qualified Support Staff consistent with the Product support policies;

4. Only modify the prices of the Products or Technical Support, or discontinue sales of the Products, upon forty five (45) days prior written notice.

5. Upon the Effective Date, provide a hundred (100) copies of Products brochures without charges. All additional copies requested by the Licensee will be chargeable to the Licensee at the then prevailing price maintained by Select-TV.

6. Place into an escrow account, at Oriana's expense, a copy of all hardware drawings,

software code and systems design documents such that in the event that Select-TV is acquired, enters into bankruptcy proceedings or for some other reason cannot guarantee continuity of supply of the Product to Licensee, Licensee shall have access to all relevant product technology components along with an automatic right to have the products manufactured by third parties of its choice.

III. PRICING

A. For projects financed by Orlana, the Product prices charged by Select-TV are provided by Select-TV to the Licensee based ona forward pricing plan based upon purchase commitments. The forward pricing plan will take into account the annualized rate of the purchase commitment to set the price according to the schedule in Exhibit 1.

B. For Joint Investment projects, details of investment and relevant charges are stipulated in Exhibit 2 of this agreement.

IV. CONTRACTS

A. Outright purchase business model or other business models where investment of project is funded by the Licensee and the Licensee purchases the system including hardware, software, services and other related charges from Select-TV shall be signed between Licensee and the Customer, except for projects as stated in Clause IV.B.

B. All contracts where investment of project is funded by Select-TV, shall be signed between Select-TV, licensee and the customer.

V. TERMS

A. **Initial Term.** The term of this Agreement shall be from the Effective Date to five (5) years thereafter (the ***"Initial Term"***)

B. After the initial term and subsequent terms, this Agreement shall automatically be renewed for subsequent 5 (five) year terms, subject only to the termination provisions of Section VI below.

VI. TERMINATION

A. **Other Termination.** Select-TV may terminate this Agreement by written notice if the Licensee fails to pay any amount due under this Agreement within thirty (30) days after written notice of such nonpayment. Either party may terminate this Agreement by written notice if the other party (a) commits a material breach of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days of written notice, (b) violates any provision of Clause VII; (c) terminates or suspends its business; (d) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority; or (e) becomes subject to any bankruptcy or insolvency proceeding which is not rescinded within forty-five (45) days.

B. **Limits to Termination** In all cases other than those described in Clauses V(A) and V(B) above, a request for termination of the agreement by Select-TV shall immediately trigger the release from escrow of all product related information required by Licensee to continue to conduct its business and serve its customers.

C. **Effect of Termination.** Upon termination of this Agreement for any reason, the Licensee's right to market and sell the Products terminates immediately. All the rights and obligations under this Agreement shall be automatically be of no effect and force save and except for any terms and conditions which shall survive termination. The Licensee shall immediately pay all fees and charges accrued under this Agreement prior to the termination date. Clause VII – XI and any accrued payment obligations survive termination or expiration of this Agreement. The Licensee shall immediately eliminates from all it literature, business stationery, publications, notices, advertisements and all other representations of the Licensee's appointment hereunder and all other documentations of the Products to be erased from all computers and thereafter confirm with Select-TV in writing upon such compliance.

VII. CONFIDENTIALITY

A. Each party understands that the other party may disclose Confidential Information in the course of exercising its rights or performing its obligations under this Agreement. As between the parties, the Confidential Information of each party will remain its sole property. Confidential Information will be used by the recipient party only for purposes of, or as otherwise authorized by, this Agreement. Each party will hold the Confidential Information of the other party in strict confidence and protect such Confidential Information from disclosure using the same care it uses to protect its own confidential information of like importance, but not less than reasonable care. No Confidential Information will be disclosed by the recipient party without the prior written consent of the other party, except that each party may disclose this Agreement and the other party's Confidential Information to its directors, employees, attorneys, agents, auditors, insurers and subcontractors who require access to such information in connection with their employment or engagement and who are obligated to keep such information confidential in a manner no less restrictive than set forth in this Clause VII. The party employing or engaging such persons is responsible and liable for their compliance with such confidentiality

obligations.

B. The parties recognize and agree that the use or disclosure of any Confidential Information of a party in a manner inconsistent with the provisions of this Agreement may cause the disclosing party irrevocable damage for which adequate remedy at law will not be available. Accordingly, each party shall be entitled to seek temporary and/or permanent injunctive relief against such breach or violation from any court of competent jurisdiction immediately upon request, without the need to obtain a bond or other security. The right of each party to seek injunctive relief shall not limit in any manner that party's right to seek other and/or additional remedies at law or in equity. If Confidential Information is required to be disclosed by law or a governmental authority, including pursuant to a subpoena or court order, such Confidential Information may be disclosed, provided that the party required to disclose the Confidential Information: (i) promptly notifies the disclosing party of the disclosure requirement; (ii) cooperates with the disclosing party's reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded the disclosing party's Confidential Information; and (iii) furnishes only Confidential Information that the party is legally compelled to disclose according to advice of its legal counsel. Upon written request at the expiration or termination of this Agreement, all documented Confidential Information (and all copies thereof) owned by the requesting party will be returned or destroyed by the recipient party, with written certification thereof.

VIII. INTELLECTUAL PROPERTY

A. The Licensee acknowledges that the Products and all processes, procedures, techniques and technology contained therein or represented thereby embody valuable Intellectual Property Rights of Select-TV. The Licensee acknowledges and agrees that all Intellectual Property Rights associated with the Products and Services are and shall remain the sole and exclusive property of Select-TV. The Licensee shall have no interest whatsoever in Select-TV's Intellectual Property Rights except as expressly provided in this Agreement.

B. The Licensee has no authority to make any modifications to Select-TV's copyrighted materials. Select-TV owns all rights, title and interest in and to any modifications, developments, changes, and inventions (whether or not patentable) made to the Products, regardless of the person or persons making such.

C. The Licensee acknowledges that all rights, title, and interest in and to all Select-TV trademarks, service marks, trade names, slogans, labels, and designs used in the promotion and distribution of the Products and Services (**"Marks"**), are and shall remain the property of Select-TV. For purposes of this Agreement, Select-TV grants limited rights to the Licensee to refer to and use Select-TV's Marks, provided that all such references and uses conform exactly to Select-TV's associated requirements, which Select-TV may revise in its sole discretion from time to time.

Select-TV recognizes that Intellectual Property provisions described in this agreement are reciprocal and apply equally to all processes, procedures, techniques and technology developed by Licensee to meet the needs of its market and its customer base; and further, that each party shall have first right of refusal to be granted a license to all intellectual property developed by the other party for as long as this agreement shall remain in force.

IX. INDEMNITIES

A. Select-TV agrees, at its own expense, to defend or, at its option, to settle, any claim brought against the Licensee that the Products infringe or violate any patent, copyright or trade secret of a third party, and Select-TV will indemnify and hold the Licensee harmless from and against any damages, costs and fees reasonably incurred (including reasonable attorneys' fees) and attributable to such claim and which is assessed against the Licensee in a final judgment so long as the Licensee provides Select-TV with (i) prompt written notification of the claim or action, (ii) sole control and authority over the defense or settlement thereof, and (iii) all relevant information, assistance and authority to settle and/or defend any such claim.

B. Select-TV will have no liability under this Clause for any claim where: (i) such claim or action would have been avoided but for the combination or use of the Products, or portions thereof, with other products, processes or materials not supplied or specified in writing by Select-TV; or (ii) the Licensee continues (or permits a customer to continue) the allegedly infringing activity after the Licensee is notified thereof or after the Licensee is informed of modifications that would have avoided the alleged infringement. Notwithstanding any other provision of this Agreement, the Licensee shall indemnify, defend and hold Select-TV harmless from and against any and all third party liabilities; costs and expenses (including reasonable attorneys' fees) incurred by Select-TV as a result of any claim of infringement or misappropriation arising out of or related to this paragraph.

C. Notwithstanding any other provision(s) in any other Clause(s) of this Agreement, the foregoing provisions of this Clause IX state the entire liability of Select-TV, and exclusive remedy of the Licensee, with respect to any infringement or alleged infringement of any third party intellectual property rights associated with the Products or Services.

X. WARRANTIES AND LIMITATIONS

A. The Licensee shall not, and the Licensee represents and warrants that it will not, include in any agreement with customer relating to the Products any provisions which conflict with or contradict any provision of this Agreement. The Licensee shall indemnify, defend and hold Select-TV harmless from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees) incurred by Select-TV as a result of any claim associated with the Licensee's noncompliance with this paragraph.

B. Select-TV warrants that any Third Party Software provided under this Agreement will have the licenses necessary to permit normal use by the customers. Select-TV warrants that the Products will materially conform to their functional specifications provided herein and in the associated documentation, under normal use and maintenance, for the warranty period specified on Select-TV's web site. The warranty period shall run from the date of the installation. The remedy for breach of this warranty shall be limited to repair or replacement of the defective Product or components. Such warranty services shall be provided pursuant to Select-TV'S then-current warranty service policy, as set forth on Select-TV's web site.

C. **Warranty Disclaimer.** The warranties provided herein are in lieu of all other warranties and conditions expressed or implied, including, but not limited to, those governing merchantability, fitness for a particular purpose, and non-infringement. The foregoing warranties shall be the parties' sole source of liability with regard to the Products. In no event shall either party be liable for damages for loss of profit, goodwill, or other special, incidental, indirect, or consequential, damages suffered by the other party or its customers as a result of the use of the Products provided hereunder, even if damages could have been foreseen or if either party has been apprised by its customers of the possibility of such damages.

D. **Limitation on Liability.** Except for claims relating to violation of provisions in this Agreement relating to the parties' confidential information, intellectual property rights, indemnification obligations, death, and personal injury, and to the extent allowed by applicable law, in no event shall either party be liable for any injury, loss, claim, damage, lost profits or any special incidental, indirect or consequential damages of any kind arising out of or in connection with this Agreement, and Select-TV's cumulative liability under this Agreement for all causes of action shall be limited to and not exceed fees actually paid to Select-TV by third party, customer or the Licensee under this Agreement for all causes of action by the Licensee under whether any warranty herein fails its essential purpose and Select-TV has been so advised.

XI. GENERAL

A. Neither party shall assign or otherwise transfer this Agreement without the prior written consent of the other party, except that either party may transfer all of its rights or obligations hereunder to a successor to substantially all of the assets and business of that party. The Licensee reserves the right to assign this Agreement to a legal entity of the Licensee's nomination in the future.

B. Select -TV will remit all moneys within seven (7) working days to allow for processing to the Licensee upon receipt of full payment from the Customer.

C. The relationship of the Licensee and Select-TV established by this Agreement is that of independent contractor, and nothing contained in this Agreement will be construed (a) to give either party the power to direct or control the day-to-day activities of the other or (b) to constitute the parties as partners, franchisee-franchiser, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or otherwise give rise to fiduciary obligations between the parties. Neither party shall make any commitment or representation, expressed or implied, on the other party's behalf without prior written authorization.

D. No waiver by either party of any default in performance by the other party hereunder, or of any breach or series of breaches by the other party of any provision herein, shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any provision thereof.

E. Except for the obligation to make payments, nonperformance by either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

F. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and this Agreement shall continue in full force and effect as if such invalid, illegal, or unenforceable provision had never been a part of the Agreement. In addition, the invalid, illegal, or unenforceable provision shall be automatically amended so as to best accomplish the objectives of the invalid, illegal, or unenforceable provision within the limits of applicable law.

G. This Agreement shall not be for the benefit of, or enforceable by, any person or entity not a party hereto and shall not confer any rights or remedies upon any party other than the parties and their respective successors and permitted assigns. Licensee is permitted to assign this agreement in its entirety to another party in the event that that party acquires either majority

control of the Licensee's equity or the assets of the Licensee.

H. The Licensor grants to Licensee various rights to sub-license the Licensed Products to Sub-Licensees of the Licensee according to the terms of Exhibit 1.

I. This Agreement shall be construed and governed in accordance with the laws of the Malaysia without regard to its conflict of laws rules and principles. the parties agree that venue and jurisdiction for any disputes lies exclusively in Malaysia, and the Licensee hereby submits to personal jurisdiction in Malaysia and waives any defense based on venue, jurisdiction, and forum non conveniens. If either party brings any action to this Agreement against the other party regarding the subject matter hereof, the prevailing party shall be entitled to recover, in addition to any other relief granted, reasonable attorneys' fees and expenses of litigation. Any dispute, controversy or claim arising our of or relating to this contract, or the breach, termination or invalidity thereof, shall be decided by arbitration in accordance with the Rules for Arbitration of the Regional Centre for Arbitration, Kuala Lumpur.

J. This Agreement constitutes the entire, final, complete and exclusive agreement between the parties and supersedes all previous agreements or representations, oral or written, relating to this Agreement. All attachments hereto are an integral part hereof and are incorporated, in total, by reference fully as a part of this Agreement in all respects. Neither party has made this Agreement by reason of or in reliance on any representations of fact or opinion that are not fully stated in this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.

K. This Agreement may be executed in counterparts, each of which shall be an original, and such counterparts shall together constitute one instrument.

L. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT, AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

M. All notices, requests and other communications hereunder shall be in writing and shall be delivered in person or sent by nationally recognized overnight courier service or by facsimile transmission (with confirmation of receipt) to the address or facsimile number of the party set forth on the signature page of this Agreement or to such other address designated in writing by the receiving party. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered, as evidenced by delivery receipt or equivalent.

IN WITNESS WHEREOF, authorized representatives of the Licensee and Select-TV acknowledge having read the provisions set forth in this Agreement and all Exhibits and documents incorporated therein and agree to be bound thereby as of the Effective Date.

Select-TV Solutions Sdn.Bhd.		Oriana Technologies Inc.	
Signature	[signature]	Signature	René Arbic [signature]
Name	GOH CHUNG SEN	Name	RENÉ ARBIC
Title	CHIEF EXECUTIVE OFFICER (C.E.O.)	Title	CEO.
Date	22 OCTOBER 2012	Date	23-10-2012

SELECT - TV SOLUTIONS SDN BHD (767360-D)
873A & B, Taman Kok Lian,
Batu 5 Jalan Ipoh,
51200 Kuala Lumpur
Tel: 03-7491 3111 Fax:03-6258 6376

EXHIBIT 1

The Licensee program business terms are as follows:

Territory	The Licensee shall have an exclusive right to market and sell the Products and all associated content, applications and services in North America, including Canada and the United States of America (USA), and in Central America, South America, the Caribbean and their respective territories and possessions, and shall have a non-exclusive right to market and sell the Products and all associated content, applications and services in the rest of the World. In the exclusive territories defined above, the Licensee's exclusive rights shall apply to all products and associated content, applications and services distributed to Hospitality customers (including but not limited to Hotels, Hospitals, Nursing facilities and similar) and all products and services distributed to Residential customers through agreements with facilities owners, Telecom operators, Cable companies, ISPs and other service providers.
Related products	If Select TV or any agent appointed by Select-TV other than Licensee distributes related products such as smart TVs incorporating the Select TV product functionality in Licensee's exclusive territories, Licensee shall have the exclusive right to provide recurring revenue services to all consumers who purchase such related products. In such cases, a revenue sharing agreement will be created between Licensee and Select-TV in which Select-TV shall receive 33% of net revenues from such recurring revenue services. Net revenues shall be defined as gross revenues minus all agency fees and content fees to deliver the recurring revenue services.
Opportunity Registration	In the territory where the Licensee does not have an exclusive right to market and sell the Products, then the Licensee will register each Opportunity it pursues to Select-TV. Upon approval, this registration will establish the Licensee as the Preferred Reseller in the registered Opportunity and will be used to track the discounting and/or referral fees due to the Licensee for those opportunities.
Opportunity Window for Referred Opportunities	Upon approved Opportunity registration, the Licensee will become Select-TV's Preferred Licensee on the account for 180 days, with extension to 90 days with approved updated registration information.
Additional Grant of Rights	For so long as Licensee is in compliance with the terms of this Agreement, Licensee will have the right to sub-license the Licensed Products to Sub-Licensees of the Licensee, provided that Licensee shall remain responsible for all acts and omissions of Sub-licensees as though they were acts and omissions of Licensee. The Licensee shall forthwith notify the Licensor of any sub-license granted pursuant to this Agreement. Granting of Sub-licenses shall be subject to prior written approval of Licensor, which approval shall not unreasonably be withheld, and which approval may be given at any time, even after the date of the appointment of Sub-licensees by the licensee. The Sub-licensees may themselves be sub-licensed. Except as otherwise provided herein the Sub-licensees hereunder shall be under the same terms *mutatis mutandis* as the terms of the Agreement and of the Reseller terms and conditions. Any Sub-license granted by the Licensee shall automatically terminate upon the termination of this Agreement for whatever reason. The Licensee shall be responsible to the Licensor for the enforcement of the terms of the sub-license and for inspecting the account sand records kept by the Sub-licensee. If the Licensor requires the appointment of a qualified person at any time to inspect the accounts and records kept by the Sub-licensee, Licensee shall appoint such a qualified person at Licensee's sole cost and Licensor shall be entitled to a full report thereon.
Pricing	The pricing for individual components of the Select-TV HiTv and Residential IPTV solutions shall initially be set as below. Hotel set-top box: [USD 150.00] Residential set-top box: [USD 150.00] Remote control Programmable: [USD 5.50] Remote control non Programmable: [USD 3.50] Infrared Reader: [USD 3.50] Volume discounts shall be applied to annual shipments of set-top boxes, Remote

	Control units and InfraRed Readers for annual volumes as indicated: ➢ Greater than 10,000 units current price minus 10% ➢ Greater than 25,000 units: current price minus 20% ➢ Greater than 50,000 units: current price minus 25% ➢ Greater than 100,000 units: current price minus 30%
Product Supply	Licensee shall henceforth deal directly and exclusively with Select-TV in all matters related to product ordering, pricing and other related terms. Select-TV and Licensee shall jointly explore opportunities for alternative manufacturing sources for products covered by this agreement. Select-TV shall approve any new suppliers of sources proposed by Licensee based on quality and price, but such approval shall not unreasonably be withheld if new manufacturer meets or exceeds the current standard. Select-TV shall be entitled to receive products supplied by any and all approved vendors sponsored by Licensee on the same FOB terms as those enjoyed by Licensee.

The Licensee Marketing Programs and Terms

Sales Support	Select-TV direct sales will reasonably assist and/or support the Licensee sales teams as requested. Select-TV will assign a sales executive as a point of contact for support of each registered Opportunity.
Sales Training	Select-TV will provide the Licensee two sales training session for sales personnel in Malaysia at no cost. The Licensee is responsible for time and expenses of course attendees.
Demonstration Equipment	The Licensee shall pay to Select-TV the following amount for each demonstration equipment of the Products to be solely used for demonstration or support. • Select-TV™ HITV Demo set – USD 250.00 / unit • Select-TV™ Home Set Top Box – USD 200.00 / unit If integration to Licensee existing IPTV headend is required for Select-TV™ Home Set Top box, the following cost shall be borne by Licensee: • Flight, accommodation, meals and allowances for Select-TV system engineer to headend site for integration development and testing • All information pertaining to such headend shall be provided to Select-TV at least 1 month prior to deployment of engineer to ensure all preparation is done prior to arrival on site. This copy of the Products shall remain the property of Select-TV and under no circumstances shall the Licensee remove or interfere with any markings or notices on such, which indicate that they are the property of Select-TV and not for distribution of sale. The Licensee shall at all times properly stored, protected, insured this copy of the Products and shall return them to Select-TV upon termination of this Agreement.
Lead Generation Programs	Select-TV and the Licensee will develop and execute collaborative marketing activities consistent with Partner Business Plan. Such activities will be directed at supporting the Licensee in marketing, selling, and supporting the Products. Select-TV will provide them free of charge to the Licensee and will notify the Licensee with minimal 4 weeks prior to their occurrence. Select-TV maintains right of refusal to participate in selected co-marketing activities. The Licensee must receive prior approval by Select-TV for any expenses to be reimbursed. The Licensee reserve the right of refusal to be mentioned or participate any of such marketing activities, should the Licensee deems any of them as inappropriate. Select-TV will provide marketing printed and electronic materials to the Licensee in as soon as practical.
The Licensee Use of Select-TV Logo	The Licensee will prominently display Select-TV's logo and EMAGINE logo or the Licensee logo on its web site. The Licensee may also use Select-TV logo and EMAGINE logo or the Licensee Logo in conjunction with other marketing activities or materials.
Select-TV Use of the Licensee Logo	Select-TV will prominently display logo of the Licensee on the Select-TV Partner web site, along with a description of the Licensee and relationship with Select-TV.
Promotion of the Licensee Relationship	Select-TV is authorized to release a statement describing the relationship with the Licensee. The Licensee will reasonably support such marketing and promotional efforts.

Licensee's Terms & Target	Licensee shall commit to ordering the following minimum cumulative volume of combined HITV and EMAGINE units by year of the revised contract (starting August 2012) Year 1: Annual volume – 10,000 units; cumulative volume – 10,000 units Year 2: Annual volume – 12,000 units; cumulative volume –22,000units Year 3: Annual volume – 12,000 units; cumulative volume – 34,000 units Year 4: Annual volume – 12,000 units; cumulative volume –46,000units - Year 5: Annual volume – 12,000 units; cumulative volume: - 58,000 units
Failure to hit targets	If Licensee fails to hit the Year 1 target of 10,000 units, Select-TV will grant six month's grace to Licensee to make good the shortfall in middle of Year 2 (i.e., reach the prorated cumulative Year 1 and Year 2 target indicated above). If Licensee fails to hit the Year 1targets in middle of Year 2 or any year thereafter, Select-TV may at its sole direction downgrade Licensee market rights for the Americas to non-exclusive status.

EXHIBIT 2

For projects financed by the Licensee or third parties under agreements with Licensee, all revenues shall accrue to the Licensee.

For projects wholly funded by Select-TV, the joint investments shall be as described in Section 2.1 below, and all revenues from content, advertisement, product placements and charges to Hotel shall be shared according to the revenue sharing table in Section 2.2 below:

2.1 JOINT INVESTMENT

LICENSEE INVESTMENT:

1. Network infrastructure wired or wireless which includes:
    a. Network switches
    b. Access Points (if wireless)
    c. Fiber cabling for backbone
    d. CAT5E or CAT6 for horizontal
    e. Patching and patch panels
    f. Media converters and SFPs (if any)
2. Local Installation
    a. Import duties for equipment sent by Select-TV
    b. Select-TV shall provide all equipment FOB Kuala Lumpur Malaysia
    c. Installation of STBs into rooms
    d. First 2 installations shall be done together with Select-TV engineers
3. 1st Tier Support and Maintenance
    a. Customer support
    b. RMA shipment of equipment including import duties if any
4. Live TV Equipment and Provision
    a. Any live TV equipment required in the premise of the customer
    b. The content, feeds and licensing of Live TV channels

SELECT-TV INVESTMENT:

1. Set Top Boxes and Room Collaterals
    a. Set Top Box
    b. Remote control
    c. Tent card and promotional materials
    d. Advanced wireless keyboards and remote shall be purchased by Hotels
2. Servers
    a. Select-TV EMAGINE Hotel Server
    b. Select-TV EMAGINE Hotel VOD Server

2.2 REVENUE SHARING

For all deals wholly financed by Select-TV

COMPANY	REVENUE AFTER DEDUCTING CONTENT PROVIDER COST IF ANY
LICENSEE	50%
SELECT-TV	50%

For each deal partially financed by Select-TV, a specific revenue sharing scale will be developed, that will an appropriate fraction of revenue share for deals 100% financed by Select-TV.